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FORM 4
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           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.   Name and Address of Reporting Person

          Ross Financial Corporation
          P.O. Box 31363-SMB
          Cayman Islands, BWI

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2.   Issuer Name and Ticker or Trading Symbol

     RJ Reynolds Tobacco Holding, Inc.
     RJR
     CUSIP# 76182K105
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
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4.   Statement for Month/Year        FEBRUARY, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)09/09/99
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6.   Relationship of Reporting Person(s) to Issuer (Check all
     applicable)

     10% Owner
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7.   Individual or Joint/Group Filing

     Individual
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1.   Title of Security

     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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2-4

Transaction
Transaction
Security
Acquired/
Price per
date
Code
Amount
Disposed
 share





2/8/2002
S
136,100
D
60.5724
2/11/2002
S
12,100
D
60.9491
2/12/2002
S
92,000
D
61.2594
2/13/2002
S
169,000
D
62.0617
2/14/2002
S
100,000
D
62.6758
2/15/2002
S
7,200
D
62.6491
2/19/2002
S
75,000
D
62.4705
2/20/2002
S
225,000
D
63.0805
2/21/2002
S
121,100
D
64.4059
2/22/2002
S
147,100
D
64.7357
2/25/2002
S
156,800
D
66.1219
2/26/2002
S
237,000
D
66.3396
2/27/2002
S
8,400
D
65.5811
2/28/2002
S
40,400
D
65.6111







5.   Amount of Securities Beneficially Owned at End of Month.
	9,361,803

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6.   Ownership Form:  Direct (D) or Indirect (I)

     Direct       Ross Financial Corporation    (D)
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7.   Nature of Indirect Beneficial Ownership

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

               NONE.
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Explanation of Responses:


Ross Financial Corporation

By:  Kenneth B. Dart, Its President
Dated:  08  March, 2002
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